  As filed with the Securities and Exchange Commission on February 6, 1998

                                                 Registration No. 333-42369
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                            AMENDMENT NO. 1 TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                                ---------------

                      INTEGRATED PROCESS EQUIPMENT CORP.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                ---------------

         DELAWARE                                      77-0296222
(STATE OR OTHER JURISDICTION OF                     (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)                   IDENTIFICATION NUMBER)

                                911 BERN COURT
                          SAN JOSE, CALIFORNIA 95122
                                (408) 436-2170
(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                               SANJEEV R. CHITRE
                      CHAIRMAN OF THE BOARD OF DIRECTORS
                      INTEGRATED PROCESS EQUIPMENT CORP.
                                911 BERN COURT
                          SAN JOSE, CALIFORNIA  95122
                                (408) 436-2170
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                ---------------

                                  COPIES TO:
      FRANCIS S. CURRIE, ESQ.                    KENNETH L. GUERNSEY, ESQ.
        NEIL J. WOLFF, ESQ.                         KARYN R. SMITH, ESQ.
        YOICHIRO TAKU, ESQ.                          JOHN S. WILLS, ESQ.
       JOHN Y. SASAKI, ESQ.                          COOLEY GODWARD LLP
 WILSON SONSINI GOODRICH & ROSATI                    ONE MARITIME PLAZA
     PROFESSIONAL CORPORATION                           20TH FLOOR
        650 PAGE MILL ROAD                  SAN FRANCISCO, CALIFORNIA 94111-3580
 PALO ALTO, CALIFORNIA 94304-1050                      (415) 693-2000
          (650) 493-9300


  Approximate date of commencement of proposed sale to the public: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.[_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] __________________

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering [_]   ___________________________________________

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------


        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFCATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


               SUBJECT TO COMPLETION, DATED FEBRUARY 6, 1998

PROSPECTUS

                                 $115,000,000

                       INTEGRATED PROCESS EQUIPMENT CORP.

                6 1/4% Convertible Subordinated Notes Due 2004
                                      and
            Shares of Common Stock Issuable upon Conversion Thereof
                            ________________________


  This Prospectus relates to $115,000,000 aggregate principal amount of 6 1/4% Convertible Subordinated Notes due September 15, 2004 (the "Notes") of Integrated Process Equipment Corp. (the "Company") under the Securities Act of 1933, as amended (the "Securities Act"), and the shares of Common Stock, $.001 par value of the Company, ("Common Stock") issuable upon the conversion of the Notes (the "Conversion Shares"). The Notes registered hereby were issued and sold on September 17, 1997 (the "Original Offering") in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by Morgan Stanley & Co. Incorporated, Hambrecht & Quist LLC, Prudential Securities Incorporated and UBS Securities LLC as the initial purchasers (the "Initial Purchasers") of the Notes to be "qualified institutional buyers" (as defined by Rule 144A under the Securities Act) or other institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under Regulation D of the Securities Act). The Notes and the Common Stock issuable upon conversion thereof may be offered, and sold from time to time by the holders named herein or by their transferees, pledgees, donees or their successors (collectively, the "Selling Securityholders") pursuant to this Prospectus. The Registration Statement of which this Prospectus is a part has been filed with the Securities and Exchange Commission (the "Commission") pursuant to a registration rights agreement dated as of September 15, 1997 (the "Registration Rights Agreement") between the Company and the Initial Purchasers, entered into in connection with the Original Offering.

  The Notes are convertible at the option of the holder into shares of Common Stock of the Company (at any time on or after December 17, 1997 and prior to redemption or maturity, at a conversion rate of 25.6410 shares per $1,000 principal amount of Notes), subject to adjustment under certain circumstances. Interest on the Notes is payable semi-annually in arrears on March 15 and September 15 of each year, commencing on March 15, 1998.


  Prior to the registration of the Notes under the Registration Statement, the Notes have been designated for trading on The PORTAL Market. Notes sold pursuant to this Prospectus are not eligible for trading on The PORTAL Market. Prior to this offering there has been no public market for the Notes. On February 5, 1998, the closing price of the Common Stock, which is quoted on the Nasdaq National Market under the symbol "IPEC," was $14 3/4 per share.

                            _______________________

                 THE NOTES AND THE COMMON STOCK OFFERED HEREBY
               INVOLVE A HIGH DEGREE OF RISK.  SEE "RISK FACTORS"
                             COMMENCING ON PAGE 7.
                            _______________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


              THE DATE OF THIS PROSPECTUS IS ________, 1998

  The Notes are unsecured general obligations of the Company and are subordinated in right of payment to all existing and future Senior Indebtedness (as defined in the Indenture). See "Description of Notes -- Subordination."
The Notes will mature on September 15, 2004, and may be redeemed, at the option of the Company, in whole or in part, at any time on or after September 20, 2000 at the redemption prices set forth herein plus accrued interest. Each holder of Notes will have the right to cause the Company to redeem all of such holder's Notes, in the event of a Fundamental Change (as defined in the Indenture) that occurs at any time prior to September 15, 2004.

  The Notes and the Conversion Shares may be offered by the Selling Securityholders from time to time in transactions (which may include block transactions in the case of the Conversion Shares) on any exchange or market on which such securities are listed or quoted, as applicable, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.
The Selling Securityholders may effect such transactions by selling the Notes or Conversion Shares directly or to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the Notes or Conversion Shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Company will not receive any of the proceeds from the sale of the Notes or Conversion Shares by the Selling Securityholders. The Company has agreed to pay all expenses incident to the offer and sale of the Notes and Conversion Shares offered by the Selling Securityholders hereby, except that the Selling Securityholders will pay all underwriting discounts and selling commissions, if any. See "Plan of Distribution."

                                ---------------
                               TABLE OF CONTENTS
                                ---------------



                                                                            Page
                                                                            ----



Available Information..................................................      4

Incorporation of Certain Documents by Reference........................      4

The Offering...........................................................      6

Risk Factors...........................................................      7

Ratio of Earnings to Fixed Charges.....................................     11

Use of Proceeds........................................................     11

Description of Notes...................................................     12

Certain Federal Income Tax Considerations..............................     25

Selling Securityholders................................................     28

Plan of Distribution...................................................     31

Legal Matters..........................................................     32

Experts................................................................     32

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission located at Room 1024, 450 Fifth Street. N.W., Washington, D.C. 20549, as well as the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a World Wide Web site that contains reports, proxy and information statements, and other information that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval System. This Web site can be accessed at http://www.sec.gov. The Company's Common Stock is quoted for trading on the Nasdaq National Market and reports, proxy statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     A registration statement on Form S-3 with respect to the Notes and Conversion Shares offered hereby (together with all amendments and exhibits, the "Registration Statement") has been filed with the Commission under the Securities Act. This Prospectus does not contain all of the information contained in such Registration Statement and the exhibits and schedules thereto, certain portions of which have been ommitted pursuant to the rules and regulations of the Commission. For further information with respect to the Company and the Notes and Conversion Shares offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus regarding the contents of any contract or any other documents are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or document filed as an exhibit to the Registration Statement. The Registration Statement, including exhibits thereto, may be inspected without charge at the Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section, Securities and Exchange Commission, Washington, D.C., 20549, upon payment of the prescribed fees.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission are incorporated herein by reference into this Prospectus:

     (a) The Company's Quarterly Report on Form 10-Q filed with the Commission for the quarter ended September 30, 1997.

     (b) The Company's Annual Report on Form 10-K filed with the Commission for the fiscal year ended June 30, 1997.

     (c) The Company's Current Report on Form 8-K filed on September 3, 1997.

     (d) The Company's Current Report on Form 8-K filed on September 12, 1997.


     (e) The Company's Current Report on Form 8-K filed on February 5, 1998.


     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering to which this Prospectus relates shall be deemed to be incorporated by reference into this Prospectus and to be part of this Prospectus from the date of filing thereof.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus and the Registration Statement of which it is a part to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or the Registration Statement.

     The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, a copy of any information that has been incorporated by reference in this Prospectus (not including exhibits to information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates), upon written request to Investor Relations, Integrated Process Equipment Corp., 4717 East Hilton Ave., Phoenix, Arizona 85034, or by telephone at (602) 517-7200.


                                 THE OFFERING
Securities Offered........$115,000,000 aggregate principal amount of 6 1/4%
                                Convertible Subordinated Notes due 2004 (the
                                "Notes") issued under an Indenture dated as of
                                September 15, 1997 (the "Indenture") between the
                                Company and State Street Bank and Trust Company
                                of California N.A. as trustee (the "Trustee"),
                                and Common Stock issuable upon conversion
                                thereof.
Interest Payment Dates....March 15 and September 15, commencing March 15, 1998.

Conversion................The Notes are convertible at the option of the holder at any time on or after December 17, 1997,
                                unless previously redeemed, into Common Stock at
                                a conversion price of $39 per share, subject to
                                adjustment in certain events.

Subordination.............The Notes are subordinated to all existing and future
                                Senior Indebtedness (as defined) and effectively
                                subordinated to all liabilities, including trade
                                payables and lease obligations, if any, of the
                                Company's subsidiaries. The issuer of the Notes
                                is a holding company with no significant
                                operating assets, and its ability to make
                                payments on the Notes is dependent on
                                distributions from its subsidiaries. As of
                                December 31, 1997, the Company had
                                approximately $4.4 million of indebtedness
                                outstanding that would have constituted Senior
                                Indebtedness, and the Company's subsidiaries had
                                approximately $34.5 million of indebtedness and
                                other liabilities outstanding (excluding
                                liabilities of a type not required to be
                                reflected on a balance sheet in accordance with
                                generally accepted accounting principles and
                                intercompany liabilities) to which the Notes
                                would have been effectively subordinated. The
                                Indenture does not limit the amount of
                                indebtedness, including Senior Indebtedness,
                                that the Company may incur or the amount of
                                indebtedness or other liabilities that the
                                Company's subsidiaries may incur.

Redemption................The Notes are not redeemable by the Company prior to
                                September 20, 2000. Subject to the foregoing,
                                the Notes will be redeemable on at least 30
                                days' notice at the option of the Company, in
                                whole or in part, at any time, at the redemption
                                prices set forth in "Description of Notes,"
                                together with accrued interest.

Fundamental Change........Upon the occurrence of any Fundamental Change (as defined) prior to the maturity of the Notes,
                                each holder shall have the right, at such
                                holder's option, to require the Company to
                                redeem all or any part of such holder's Notes at
                                the redemption prices set forth in "Description
                                of Notes," together with accrued interest.

Use of Proceeds...........The Company will not receive any of the proceeds from sale of the Notes or the Common Stock issuable
                                upon conversion thereof.

Registration Rights.......Upon any failure by the Company to comply with certain of its obligations under the Registration Rights
                                Agreement, certain predetermined liquidated
                                damages will be payable by the Company to those
                                holders of the Notes and those holders of Common
                                Stock issued upon conversion of the Notes who
                                have requested to sell pursuant to the
                                Registration Statement.


                                  RISK FACTORS

     This Prospectus contains or incorporates by reference forward-looking
     ---------------------------------------------------------------------
statements that involve risks and uncertainties. The statements contained or
----------------------------------------------------------------------------
incorporated by reference in this Prospectus that are not purely historical are
-------------------------------------------------------------------------------
forward-looking statements within the meaning of Section 27A of the Securities
------------------------------------------------------------------------------
Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including
-----------------------------------------------------------------------------
without limitation statements regarding the Company's expectations, beliefs,
---------------------------------------------------------------------------
intentions or strategies regarding the future. All forward-looking statements
-----------------------------------------------------------------------------
included in this document are based on information available to the Company on
------------------------------------------------------------------------------
the date hereof, and all forward-looking statements incorporated by reference
-----------------------------------------------------------------------------
are based on information available to the Company as of the date of such
------------------------------------------------------------------------
documents. The Company assumes no obligation to update any such forward-looking
-------------------------------------------------------------------------------
statements. The Company's actual results could differ materially from those
---------------------------------------------------------------------------
anticipated in these forward-looking statements as a result of certain factors,
------------------------------------------------------------------------------
including those set forth in the following risk factors and elsewhere in this
-----------------------------------------------------------------------------
Prospectus and other documents incorporated by reference. In evaluating the
---------------------------------------------------------------------------
Company's business, prospective investors should consider carefully the
-----------------------------------------------------------------------
following factors in addition to the other information presented in this
------------------------------------------------------------------------
Prospectus.
----------

     The Factors Affecting Operating Results contained in the Company's Quarterly Report on Form 10-Q filed with the Commission for the quarter ended September 30, 1997 are incorporated herein by this reference. These risk factors include the Company's limited operating history, potential delays in significant shipments and orders, dependence on a small number of major customer, the need for broader acceptance of the Company's products, technological changes, intense competition, reliance on the Asian market, and difficulties in defending and securing intellectual property rights for the Company's products.


     The Notes are Unsecured and Subordinated to Senior Indebtedness and Do Not
     --------------------------------------------------------------------------
Contain Financial Covenants. The Notes are unsecured and subordinated in right
---------------------------
of payment in full to all existing and future Senior Indebtedness (as defined) of the Company. As a result of such subordination, in the event of bankruptcy, liquidation or reorganization of the Company or upon acceleration of the Notes due to an Event of Default under the Indenture and in certain other events, the assets of the Company will be available to pay obligations on the Notes only after all Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. The Company's existing credit facility contains detailed financial covenants. The Company and the lender from time to time in the past have amended the Company's financial covenants when, absent the amendment, the Company would not have been in compliance with the covenants. There can be no assurance as to the ability of the Company to comply with these and other covenants associated with Senior Indebtedness in the future, and the Company's inability to do so could result in the blockage of interest or other payments on the Notes pending the cure of such default and/or in the acceleration of such Senior Indebtedness. The Indenture does not contain financial covenants or prohibit or limit the incurrence of Senior Indebtedness or the incurrence of other indebtedness and other liabilities by the Company, and the incurrence of additional indebtedness and other liabilities by the Company could adversely affect the Company's ability to pay its obligations on the Notes. As of December 31, 1997, the Company had approximately $4.4 million of indebtedness outstanding that would have constituted Senior Indebtedness. The Company anticipates that from time to time it will incur significant amounts of additional indebtedness, including Senior Indebtedness. See "Description of Notes-Subordination of Notes."

     IPEC's Holding Company Structure May Affect its Ability to Make Payments on
     ---------------------------------------------------------------------------
the Notes and Results in Substantial Structural Subordination. The issuer of the
-------------------------------------------------------------
Notes is a holding company with no significant operating assets. The Company's ability to redeem, repurchase or make interest and principal payments on the Notes is dependent upon the earnings of its subsidiaries and the distribution of those earnings (through dividends or otherwise) to, or upon royalties, license fees, loans or other payment of funds by those subsidiaries to, the Company. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to the Company by its subsidiaries may be subject to statutory, contractual or other restrictions and are dependent upon the earnings or financial condition of those subsidiaries and subject to various business considerations. As a result, IPEC may be unable to gain access to the cash flow or assets of its subsidiaries in amounts sufficient to pay the principal of or interest on the Notes when due or to redeem Notes at the option of the holders thereof after the occurrence of a Fundamental Change.


     The Notes are effectively subordinated to the liabilities, including trade payables and lease obligations, if any, of the subsidiaries of the Company. Any right of the Company to receive the assets of any of its subsidiaries upon the liquidation or reorganization thereof (and the consequent right of the holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company. The Indenture does not prohibit or limit the incurrence of indebtedness and other liabilities by any subsidiary of the Company, and the incurrence of additional indebtedness and other liabilities by any subsidiary of the Company could adversely affect the Company's ability to pay its obligations on the Notes. As of December 31, 1997, the Company's subsidiaries had approximately $34.5 million of indebtedness and other liabilities outstanding (excluding liabilities of a type not required to be reflected on a balance sheet in accordance with generally accepted accounting principles and intercompany liabilities) to which the Notes would have been effectively subordinated. The Company anticipates that from time to time its subsidiaries will incur significant amounts of additional indebtedness and other liabilities. See "Description of Notes-Subordination of Notes."

     The Notes are Subject to Limitations on Redemption Upon a Fundamental
     ---------------------------------------------------------------------
Change. Upon a Fundamental Change (as defined), each holder of the Notes will
------
have certain rights, at the holder's option, to require the Company to redeem all or a portion of such holder's Notes. If a Fundamental Change were to occur, there can be no assurance that the Company would have sufficient funds to pay the redemption price for all the Notes tendered by the holders thereof. In addition, the terms of the Company's existing credit facility prohibit the Company from purchasing or redeeming any Notes and also provide that a Fundamental Change would constitute an event of default thereunder. Any future credit agreements or other agreements relating to other indebtedness (including other Senior Indebtedness) to which the Company becomes a party may contain similar restrictions and provisions. In the event a Fundamental Change occurs at a time when the Company is prohibited from purchasing or redeeming the Notes, the Company could seek the consent of its lenders to the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company would remain prohibited from purchasing or redeeming the Notes. In such case, the Company's failure to redeem tendered Notes would constitute an Event of Default under the Indenture, which would, in turn, constitute a further default under the Company's existing credit facility and may constitute a default under the terms of other indebtedness that the Company may enter into from time to time. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the holders of Notes. The term "Fundamental Change" is limited to certain specified transactions and may not include other events that might adversely affect the financial condition of the Company. The requirement that the Company redeem the Notes upon a Fundamental Change may not afford holders of the Notes protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving the Company. See "Description of Notes-Redemption at Option of the Holder."

     Limited Public Market Exists for the Notes. The Company does not intend
     ------------------------------------------
to list the Notes on any national securities exchange or to seek the admission thereof to trading in the Nasdaq system. The Initial Purchasers may make a market in the Notes and the underlying Common Stock. However, the Initial Purchasers are not obligated to make such a market and may discontinue any market-making activities at any time without notice. In addition, such market-making activities are subject to the limits imposed by the Securities Act and the Exchange Act. Although prior to the registration of the Notes under the Registration Statement the Notes were designated for trading through The PORTAL Market, the Notes sold hereunder will no longer be eligible for trading through The PORTAL Market, and no assurance can be given that an active trading market for the Notes will develop or, if such market develops, as to the liquidity or sustainability of such market. If a trading market does not develop or is not maintained, holders of the Notes may experience difficulty in reselling, or an inability to sell, the Notes. If a market for the Notes develops, any such market may be discontinued at any time. If a public trading market develops for the Notes, future trading prices of the Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results and the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of the Company, the Notes may trade at a discount from the principal amount. See "--The Company's Common Stock Price and The Price of The Notes Are Volatile."


     The Company's Common Stock Price and the Price of the Notes are Volatile.
     ------------------------------------------------------------------------
The market price of the Company's Common Stock has been, and may continue to be, extremely volatile. The market price of the Notes and the shares of Common Stock into which the Notes are convertible may be significantly affected by factors such as quarter-to-quarter variations in the actual or anticipated financial results of the Company or of other companies in the semiconductor industry, or in the markets served by the Company, announcements by the Company or its competitors regarding new product introductions, changes in financial estimates by securities analysts, changes in prevailing interest rates, general market conditions, and other factors. In addition, the stock market has experienced extreme price and volume fluctuations that have particularly affected the market price for many high technology companies and that have often been unrelated to the operating performance of these companies. The market price of the Company's Common Stock has fluctuated substantially in recent periods, from a low of $9-1/2 on July 16, 1996 to a high of $37-11/16 on October 1, 1997. On February 5, 1998, the reported last sale price of the Company's Common Stock on the Nasdaq National Market was $14 3/4. These broad market fluctuations may adversely affect the market price of the Notes and the Common Stock into which the Notes are convertible, and there can be no assurance that the market price of the Notes and the Common Stock into which the Notes are convertible will not decline below the levels prevailing at the time of this offering. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. Such litigation, if brought against the Company, could result in substantial costs and a diversion of management's attention and resources.

DESCRIPTION OF FORWARD-LOOKING STATEMENTS. This Prospectus contains or incorporates by reference forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which are subject to the "safe harbor" created by those sections. These forward-looking statements include, but are not limited to, statements concerning future trends and growth in the markets for semiconductor devices, semiconductor capital equipment and CMP equipment; the Company's strategies for transitioning IC manufacturers from pilot to volume use of CMP, migrating customers to IPEC's next generation of integrated products, developing products to reduce customers' cost of ownership, increasing the Company's direct distribution, process distribution and service capabilities internationally and outsourcing components and subassemblies; the Company's plans to dispose of IPEC Clean; the Company's product development efforts; future increases in the Company's research and development expenditures; the sufficiency of the Company's capital resources; and future revenue which may be implied by reported backlog. These forward-looking statements may be found in "Risk Factors," and in other documents incorporated by reference. Forward-looking statements not specifically set forth above may also be found in these and other sections of this Prospectus, and in other documents incorporated by reference. The Company's actual future results could differ materially from those discussed in the forward-looking statements as a result of certain factors, including those discussed in "Risk Factors" and elsewhere in this Prospectus, and in other documents incorporated by reference.

                       RATIO OF EARNINGS TO FIXED CHARGES


                                            YEAR ENDED JUNE 30,
                                     ----------------------------------
                                      1993   1994   1995   1996   1997
                                     ------ ------ ------ ------ ------
 Ratio of earnings to fixed charges    --     --    9.2x    --     --


For the purpose of calculating the ratio of earnings to fixed charges, (i) earnings consist of consolidated income (loss) from continuing operations before income taxes plus fixed charges and (ii) fixed charges consist of interest expense incurred, amortization of debt expense and the portion of rental expense under leases deemed by the Company to be representative of the interest factor. For the years ended June 30, 1993, 1994, 1996 and 1997, earnings were insufficient to cover fixed charges by $2,599, $9,730, $15,762 and $8,133, respectively.


                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Notes or the Common Stock issuable upon conversion thereof by the Selling Securityholders.

                              DESCRIPTION OF NOTES

     The Notes were initially issued by the Company under an indenture dated as of September 15, 1997 (the "Indenture"), between the Company and State Street Bank and Trust Company of California, N.A., as trustee (the "Trustee"). The Indenture and the Registration Rights Agreement were filed as exhibits to the Company's Quarterly Report on Form 10-Q for reporting date September 30, 1997 and filed on November 13, 1997. The following summaries of certain provisions of the Notes, the Indenture and the Registration Rights Agreement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Notes, the Indenture and the Registration Rights Agreement, including the definitions therein of certain terms which are not otherwise defined in this Prospectus. Wherever particular provisions or defined terms of the Indenture (or of the form of Note which is a part thereof) or the Registration Rights Agreement are referred to, such provisions or defined terms are incorporated herein by reference. References in this section to the "Company" are solely to Integrated Process Equipment Corp., a Delaware corporation, and not its subsidiaries.

GENERAL

     The Notes represent unsecured general obligations of the Company subordinate in right of payment to certain other obligations of the Company as described under "Subordination of Notes" and convertible into Common Stock as described under "Conversion of Notes." The Notes are limited to $115,000,000 aggregate principal amount, are issued only in denominations of $1,000 and multiples thereof and will mature on September 15, 2004 unless earlier redeemed at the option of the Company or at the option of the holder upon a Fundamental Change (as defined).

     The Indenture does not contain any financial covenants or restrictions on the payment of dividends, the incurrence of Senior Indebtedness (as defined below under "Subordination of Notes") or the issuance or repurchase of securities of the Company. The Indenture contains no covenants or other provisions to afford protection to holders of the Notes in the event of a highly leveraged transaction or a change in control of the Company except to the extent described under "Redemption at Option of the Holder."

     The Notes bear interest at the annual rate set forth on the cover page hereof from September 17, 1997, payable semi-annually on March 15 and September 15, commencing on March 15, 1998, to holders of record at the close of business on the preceding March 1 and September 1, respectively, except (i) that the interest payable upon redemption (unless the date of redemption is an interest payment date) will be payable to the person to whom principal is payable and
(ii) as set forth in the next succeeding sentence. In the case of any Note (or portion thereof) which is converted into Common Stock of the Company during the period from (but excluding) a record date to (but excluding) the next succeeding interest payment date either (i) if such Note (or portion thereof) has been called for redemption on a redemption date which occurs during such period, or is to be redeemed in connection with a Fundamental Change on a Repurchase Date (as defined) which occurs during such period, the Company shall not be required to pay interest on such interest payment date in respect of any such Note (or portion thereof) or (ii) if otherwise, any Note (or portion thereof) submitted for conversion during such period shall be accompanied by funds equal to the interest payable on such succeeding interest payment date on the principal amount so converted (see "Conversion of Notes"). Interest may, at the Company's option, be paid either (i) by check mailed to the address of the person entitled thereto as it appears in the Note register or (ii) by transfer to an account maintained by such person located in the United States; provided, however, that payments to The Depository Trust Company, New York, New York ("DTC") will be made by wire transfer of immediately available funds to the account of DTC or its nominee. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

     The Company does not intend to list the Notes on any national securities exchange or to seek the admission thereof to trading in the Nasdaq system. The Initial Purchasers may make a market in the Notes and the underlying Common Stock. However, the Initial Purchasers are not obligated to make such a market and may discontinue any market-making activities at any time without notice. In addition, such market-making activities are subject to limits imposed by the Exchange Act.

     Although prior to the registration of the Notes under the Registration Statement the Notes were designated for trading through The PORTAL Market, the Notes sold hereunder will no longer be eligible for trading through The PORTAL Market, and no assurance can be given that an active trading market for the Notes will develop or, if such market develops, as to the liquidity or sustainability of such market. If a trading market does not develop or is not maintained, holders of the Notes may experience difficulty in reselling, or an inability to sell, the Notes. If a market for the Notes develops, any such market may be discontinued at any time. If a public trading market develops for the Notes, future trading prices of the Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results and the market for similiar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of the Company, the Notes may trade at a discount from their principal amount. See "Risk Factors -- The Company's Common Stock and the Price of the Notes are Volatile."

CONVERSION OF NOTES

     The holders of Notes will be entitled at any time after 90 days following the date of original issuance thereof through the close of business on the final maturity date of the Notes, subject to prior redemption, to convert any Notes or portions thereof (in denominations of $1,000 or multiples thereof) into Common Stock of the Company, at the conversion price set forth on the cover page of this Prospectus, subject to adjustment as described below. Except as described below, no payment or other adjustment will be made on conversion of any Notes for interest accrued thereon or for dividends on any Common Stock issued. If any Notes not called for redemption are converted after a record date for the payment of interest and prior to the next succeeding interest payment date, such Notes must be accompanied by funds equal to the interest payable on such succeeding interest payment date on the principal amount so converted. The Company is not required to issue fractional shares of Common Stock upon conversion of Notes and, in lieu thereof, will pay a cash adjustment based upon the market price of Common Stock on the last business day prior to the date of conversion. In the case of Notes called for redemption, conversion rights will expire at the close of business on the business day preceding the day fixed for redemption unless the Company defaults in the payment of the redemption price. A Note in respect of which a holder is exercising its option to require redemption upon a Fundamental Change may be converted only if such holder withdraws its election to exercise its option in accordance with the terms of the Indenture.

     The initial conversion price of $39 per share of Common Stock is subject to adjustment under formulae as set forth in the Indenture in certain events, including:

           (i) the issuance of Common Stock of the Company as a dividend or distribution on the Common Stock;

           (ii)   certain subdivisions and combinations of the Common Stock;

           (iii) the issuance to all holders of Common Stock of certain rights or warrants to purchase Common Stock;

           (iv) the distribution to all holders of Common Stock of capital stock (other than Common Stock) or evidences of indebtedness of the Company or of assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above or paid in cash);

           (v) distributions consisting of cash, excluding any quarterly cash dividend on the Common Stock to the extent that the aggregate cash dividend per share of Common Stock in any quarter does not exceed the greater of (x) the amount per share of Common Stock of the next preceding quarterly cash dividend on the Common Stock to the extent that such preceding quarterly dividend did not require an adjustment of the conversion price pursuant to this clause (v) (as adjusted to reflect subdivisions or combinations of the Common Stock), and (y) 3.75 percent of the average of the last reported sales price of the Common Stock during the ten trading days immediately prior to the date of declaration of such dividend, and excluding any dividend or distribution in connection with the liquidation, dissolution or winding up of the Company. If an adjustment is required to be made as set forth in this clause (v) as a result of a distribution that is a quarterly dividend, such adjustment would be based upon the amount by which such distribution exceeds the amount of the quarterly cash dividend permitted to be excluded pursuant to this clause (v). If an adjustment is required to be made as set forth in this clause (v) as a result of a distribution that is not a quarterly dividend, such adjustment would be based upon the full amount of the distribution;

           (vi) payment in respect of a tender offer or exchange offer by the Company or any subsidiary of the Company for the Common Stock to the extent that the cash and value of any other consideration included in such payment per share of Common Stock exceeds the Current Market Price (as defined in the Indenture) per share of Common Stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer; and

           (vii) payment in respect of a tender offer or exchange offer by a person other than the Company or any Subsidiary (as defined in the Indenture) of the Company in which, as of the closing date of the offer, the Board of Directors is not recommending rejection of the offer. The adjustment referred to in this clause (vii) will only be made if the tender offer or exchange offer is for an amount that increases the offeror's ownership of Common Stock to more than 25% of the total shares of Common Stock outstanding, and if the cash and value of any other consideration included in such payment per share of Common Stock exceeds the Current Market Price per share of Common Stock on the business day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer. The adjustment referred to in this clause (vii) will generally not be made, however, if, as of the closing of the offer, the offering documents with respect to such offer disclose a plan or an intention to cause the Company to engage in a consolidation or merger of the Company or a sale of all or substantially all of the Company's assets.

     Under the terms of the Company's stockholder rights plan, upon conversion of the Notes into Common Stock, to the extent the stockholder rights plan is still in effect upon such conversion, the holders of such Notes will receive, in addition to the Common Stock, the rights described therein (whether or not the rights have separated from the Common Stock at the time of the conversion), subject to certain limited exceptions.

     In the case of (i) any reclassification of the Common Stock or (ii) a consolidation, merger or combination involving the Company or a sale or conveyance to another person of the property and assets of the Company as an entirety or substantially as an entirety, in each case as a result of which holders of Common Stock shall be entitled to receive stock, other securities, other property or assets (including cash) with respect to or in exchange for such Common Stock, the holders of the Notes then outstanding will generally be entitled thereafter to convert such Notes into the kind and amount of shares of stock, other securities or other property or assets which they would have owned or been entitled to receive upon such reclassification, consolidation, merger, combination, sale or conveyance had such Notes been converted into Common Stock immediately prior to such reclassification, consolidation, merger, combination, sale or conveyance assuming that a holder of Notes would not have exercised any rights of election as to the stock, other securities or other property or assets receivable in connection therewith.

     In the event of a taxable distribution to holders of Common Stock or in certain other circumstances requiring conversion price adjustments, the holders of Notes may, in certain circumstances, be deemed to have received a distribution subject to United States income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of Common Stock. See "Certain Federal Income Tax Considerations."

     The Company from time to time may to the extent permitted by law reduce the conversion price by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of such reduction, if the Board of Directors has made a determination that such reduction would be in the best interests of the Company, which determination shall be conclusive. The Company may, at its option, make such reductions in the conversion price, in addition to those set forth above, as the Board of Directors deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. See "Certain Federal Income Tax Considerations."

     No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion price will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing.

OPTIONAL REDEMPTION BY THE COMPANY

     The Notes are not entitled to any sinking fund. At any time on or after September 20, 2000, the Notes will be redeemable at the Company's option on at least 30 days' notice as a whole or, from time to time, in part at the following prices (expressed as a percentage of the principal amount), together with accrued interest to, but excluding, the date fixed for redemption:

     If redeemed during the period beginning September 20, 2000 and ending on September 14, 2001 at a redemption price of 103.571%, and if redeemed during the 12-month period beginning September 15:

                        YEAR                    REDEMPTION
                                                  PRICE
                -----------------------         ----------
                2001...................         102.679%
                2002...................         101.786
                2003...................         100.893

and 100% at September 15, 2004; provided that any semi-annual payment of interest becoming due on the date fixed for redemption shall be payable to the holders of record on the relevant record date of the Notes being redeemed.

     If less than all of the outstanding Notes are to be redeemed, the Trustee shall select the Notes to be redeemed in principal amounts of $1,000 or multiples thereof by lot, pro rata or by another method the Trustee considers fair and appropriate. If a portion of a holder's Notes is selected for partial redemption and such holder converts a portion of such Notes, such converted portion shall be deemed to be of the portion selected for redemption.

     The Company may not give notice of any redemption of Notes if a default in payment of interest or premium on the Notes or any other Event of Default has occurred and is continuing.

REDEMPTION AT OPTION OF THE HOLDER

     If a Fundamental Change (as defined) occurs at any time prior to September 15, 2004, each holder of Notes shall have the right, at the holder's option, to require the Company to redeem any or all of such holder's Notes on the date (the "Repurchase Date") that is 30 days after the date of the Company's notice of such Fundamental Change. The Notes will be redeemable in multiples of $1,000 principal amount.

     The Company shall redeem such Notes at a price expressed as a percentage of the principal amount equal to (i) 106.250% if the Repurchase Date is before September 15, 1998, (ii) 105.357% if the Repurchase Date is during the 12-month period beginning September 15, 1998, (iii) 104.464% if the Repurchase Date is during the period beginning September 15, 1999 and ending on September 19, 2000 and (iv) thereafter at the redemption price set forth under "Optional Redemption by the Company" which would be applicable to a redemption at the option of the Company on the Repurchase Date; provided that, if the Applicable Price (as defined in the Indenture) is less than the Reference Market Price (as defined in the Indenture), the Company shall redeem such Notes at a price equal to the foregoing redemption price multiplied by the fraction obtained by dividing the Applicable Price by the Reference Market Price. In each case, the Company shall also pay accrued interest on the redeemed Notes to, but excluding, the Repurchase Date; provided that, if such Repurchase Date is an interest payment date, then the interest payable on such date shall be paid to the holder of record of the Notes on the relevant record date.

     The Company is required to mail to all holders of record of the Notes a notice of the occurrence of a Fundamental Change and of the redemption right arising as a result thereof on or before the tenth day after the occurrence of such Fundamental Change. The Company is also required to deliver the Trustee a copy of such notice. To exercise the redemption right, a holder of Notes must deliver, on or before the 30th day after the date of the Company's notice of a Fundamental Change (the "Fundamental Change Expiration Time"), written notice of the holder's exercise of such right, together with the Notes to be so redeemed, duly endorsed for transfer, to the Company (or an agent designated by the Company for such purpose). Payment for Notes surrendered for redemption (and not withdrawn) prior to the Fundamental Change Expiration Time will be made promptly following the Repurchase Date.

     The term "Fundamental Change" means the occurrence of any transaction or event in connection with which all or substantially all Common Stock shall be exchanged for, be converted into, be acquired for, or constitute in all material respects solely the right to receive, consideration which is not all of substantially all common stock listed (or, upon consummation of or immediately following such transaction or event, which will be listed) on a United States national securities exchange or approved for quotation on the Nasdaq National Market or any similar United States system of automated dissemination of quotations of securities prices (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise). The term "Applicable Price" means (i) in the event of a Fundamental Change in which the holders of the Common Stock receive only cash, the amount of cash received by the holder of one share of Common Stock and (ii) in the event of any other Fundamental Change, the average of the last reported sale price for the Common Stock during the ten trading days prior to the record date for the determination of the holders of Common Stock entitled to receive cash, securities, property or other assets in connection with such Fundamental Change, or, if there is no such record date, the date upon which the holders of the Common Stock shall have the right to receive such cash, securities, property or other assets in connection with the Fundamental Change. The term "Reference Market Price" shall initially mean $20 (which is equal to 662/3% of the last bid price of the Common Stock as reflected on the cover page of this Prospectus) and in the event of any adjustment to the conversion price described above pursuant to the provisions of the Indenture, the Reference Market Price shall also be adjusted so that the ratio of the Reference Market Price to the conversion price after giving effect to any such adjustment shall always be the same as the ratio of $20 to the conversion price specified on the cover page of this Prospectus (without regards to any adjustment thereto).

     The Company will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act to the extent then applicable in connection with the redemption rights of the holders of Notes in the event of a Fundamental Change.

     The redemption rights of the holders of Notes could discourage a potential acquiror of the Company. The Fundamental Change redemption feature, however, is not the result of management's knowledge of any specific effort to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. The term "Fundamental Change" is limited to certain specified transactions and may not include other events that might adversely affect the financial condition of the Company, nor would the requirement that the Company offer to repurchase the Notes upon a Fundamental Change necessarily afford the holders of the Notes protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving the Company.

     If a Fundamental Change were to occur, there can be no assurance that the Company would have sufficient funds to pay the redemption price for all the Notes tendered by the holders thereof. In addition, the terms of the Company's existing credit facility prohibit the Company from purchasing or redeeming any Notes and also provide that a Fundamental Change would constitute an event of default thereunder. Any future credit agreements or other agreements relating to other indebtedness (including other Senior Indebtedness) to which the Company becomes a party may contain similar restrictions and provisions. In the event a Fundamental Change occurs at a time when the Company is prohibited from purchasing or redeeming the Notes, the Company could seek the consent of its lenders to the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company would remain prohibited from purchasing or redeeming the Notes. In such case, the Company's failure to redeem tendered Notes would constitute an Event of Default under the Indenture, which would, in turn, constitute a further default under the Company's existing credit facility and may constitute a default under the terms of other indebtedness that the Company may enter into from time to time. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the holders of Notes. The term "Fundamental Change" is limited to certain specified transactions and may not include other events that might adversely affect the financial condition of the Company.

SUBORDINATION OF NOTES

     The Indebtedness evidenced by the Notes is subordinated to the extent provided in the Indenture to the prior payment in full of all Senior Indebtedness of the Company. The Notes also are effectively subordinated to all indebtedness and other liabilities, including trade payables and lease obligations, if any, of the Company's subsidiaries.

     Upon any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, or premium, if any, and interest (including liquidated damages, if any) on the Notes is to be subordinated to the extent provided in the Indenture in right of payment to the prior payment in full in cash of all Senior Indebtedness. In the event of any acceleration of the Notes because of an Event of Default (as defined in the Indenture), the holders of any Senior Indebtedness then outstanding would be entitled to payment in full in cash of all obligations in respect of such Senior Indebtedness before the holders of the Notes are entitled to receive any payment or distribution in respect thereof. The Indenture requires that the Company promptly notify holders of Senior Indebtedness if payment of the Notes is accelerated because of an Event of Default.

     The Company also may not make any payment upon or in respect of the Notes (including upon redemption) if (i) a default in the payment of the principal, premium, if any, interest, rent or other obligations in respect of Senior Indebtedness occurs and is continuing beyond any applicable period of grace (a "Payment Default") or (ii) any other default occurs and is continuing with respect to Designated Senior Indebtedness (as defined) that permits holders of such Designated Senior Indebtedness to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or other person permitted to give such notice under the Indenture (a "Non-Payment Default"). Payments on the Notes may and shall be resumed (a) in case of a Payment Default, upon the date on which such default is cured or waived or ceases to exist and (b) in case of a Non-Payment Default, the earlier of the date on which such Non-Payment Default is cured or waived or ceases to exist or 179 days after the date on which the applicable Payment Blockage Notice is received. No new period of payment blockage may be commenced pursuant to a Payment Blockage Notice unless and until (i) 365 days have elapsed since the initial effectiveness of the immediately prior Payment Blockage Notice and (ii) all scheduled payments of principal, premium, if any, and interest (including liquidated damages, if any) on the Notes that have come due have been paid in full in cash. No Non-Payment Default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or shall be made, the basis for a subsequent Payment Blockage Notice.

     In the event that, notwithstanding the foregoing, the Trustee or any holder of the Notes receives any payment or distribution of assets of the Company of any kind in contravention of any of the subordination provisions of the Indenture, whether in cash, property or securities, including, without limitation, by way of set-off or otherwise, in respect of the Notes before all Senior Indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of Senior Indebtedness or their representatives to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of Senior Indebtedness.

     By reason of the subordination provisions described above, in the event of the Company's bankruptcy, dissolution or reorganization, holders of Senior Indebtedness may receive more, ratably, and holders of the Notes may receive less, ratably, than the other creditors of the Company. Such subordination will not prevent the occurrence of any Event of Default under the Indenture.

     The term "Senior Indebtedness" means the principal of, premium, if any, interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, Indebtedness (as defined) of the Company, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company (including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing), unless in the case of any particular Indebtedness the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such Indebtedness shall not be senior in right of payment to the Notes or expressly provides that such Indebtedness is pari passu or junior to the Notes. Notwithstanding the foregoing, the term Senior Indebtedness shall not include Indebtedness of the Company to any subsidiary of the Company, a majority of the voting stock of which is owned, directly or indirectly, by the Company.

     The term "Indebtedness" means, with respect to any Person (as defined) and without duplication:

          (a) all indebtedness, obligations and other liabilities (contingent or otherwise) of such Person for borrowed money (including obligations of the Company in respect of overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments) or evidenced by bonds, debentures, notes or similar instruments (whether or not the recourse of the lender is to the whole of the assets of such Person or to only a portion thereof), other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services;

          (b) all reimbursement obligations and other liabilities (contingent or otherwise) of such Person with respect to letters of credit, bank guarantees or bankers' acceptances;

          (c) all obligations and liabilities (contingent or otherwise) in respect of leases of such Person required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet of such Person and all obligations and other liabilities (contingent or otherwise) under any lease or related document (including a purchase agreement) in connection with the lease of real property which provides that such Person is contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and the obligations of such Person under such lease or related document to purchase or to cause a third party to purchase such leased property;

          (d) all obligations of such Person (contingent or otherwise) with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

          (e) all direct or indirect guaranties or similar agreements by such Person in respect of, and obligations or liabilities (contingent or otherwise) of such Person to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another Person of the kind described in clauses (a) through (d);

          (f) any indebtedness or other obligations described in clauses (a) through (d) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by such Person, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by such Person; and

          (g) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (a) through (f).

     The term "Designated Senior Indebtedness" means Senior Indebtedness under the Company's existing revolving credit facility or any other particular Senior Indebtedness in which the instrument creating or evidencing the same or the assumption or guarantee thereof (or related agreements or documents to which the Company is a party) expressly provides that such Senior Indebtedness shall be "Designated Senior Indebtedness" for purposes of the Indenture (provided that
                                                                --------
such instrument, agreement or other document may place limitations and conditions on the right of such Senior Indebtedness to exercise the rights of Designated Senior Indebtedness).

     The Notes are also effectively subordinated to all liabilities, including trade payables and lease obligations, if any, of the Company's subsidiaries.
Any right of the Company to receive the assets of any of its subsidiaries upon the liquidation or reorganization thereof (and the consequent right of the holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company.

     The Company is a holding company with no significant operating assets. The Company's ability to redeem, repurchase or make interest and principal payments on the Notes is dependent upon the earnings of its subsidiaries and the distribution of those earnings (through dividends or otherwise) to, or upon royalties, license fees, loans or other payment of funds by those subsidiaries to, the Company. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to the Company by its subsidiaries may be subject to statutory, contractual or other restrictions and are dependent upon the earnings or financial condition of those subsidiaries and subject to various business considerations. As a result, the Company may be unable to gain access to the cash flow or assets of its subsidiaries in amounts sufficient to pay the principal of or interest on the Notes when due or to redeem Notes at the option of the holders thereof after the occurrence of a Fundamental Change.


     As of December 31, 1997, the Company had approximately $4.4 million of indebtedness outstanding that would have constituted Senior Indebtedness, and the Company's subsidiaries had approximately $34.5 million of indebtedness and other liabilities outstanding (other than liabilities of a type not required to be reflected in a balance sheet in accordance with generally accepted accounting principles and intercompany indebtedness) to which the Notes would have been effectively subordinated. The Indenture does not limit the amount of additional indebtedness, including Senior Indebtedness, which the Company can create, incur, assume or guarantee, nor does the Indenture limit the amount of indebtedness or other liabilities that any subsidiary can create, incur, assume or guarantee.

     The Company is obligated to pay reasonable compensation to the Trustee and to indemnify the Trustee against certain losses, liabilities or expenses incurred by it in connection with its duties relating to the Notes. The Trustee's claims for such payments will generally be senior to those of the holders of the Notes in respect of all funds collected or held by the Trustee.

EVENTS OF DEFAULT; NOTICE AND WAVIER

     An Event of Default is defined in the Indenture as being: default in payment of the principal of or premium, if any (upon redemption or otherwise), on the Notes (whether or not such payment is permitted to be made under the subordination provisions described above); default for 30 days in payment of any installment of interest (including liquidated damages, if any) on the Notes (whether or not such payment is permitted to be made under the subordination provisions described above); default by the Company for 60 days after notice in the observance or performance of any other covenants in the Indenture; or certain events involving bankruptcy, insolvency or reorganization of the Company or any of its Significant Subsidiaries (as defined in the Indenture). The Indenture provides that the Trustee may withhold notice to the holders of the Notes of any default (except in payment of principal or premium, if any, or interest (including liquidated damages, if any) with respect to the Notes) if the Trustee considers it in the interest of the holders of the Notes to do so.

     The Indenture provides that if an Event of Default shall have occurred and be continuing, the Trustee or the holders of not less than 25% in principal amount of the Notes then outstanding may declare the principal of, premium, if any, and accrued interest (including liquidated damages, if any) on the Notes to be due and payable immediately. In the case of certain events of bankruptcy or insolvency of the Company, the principal of, premium, if any, and accrued interest (including liquidated damages, if any) on the Notes shall automatically become and be immediately due and payable. However, if the Company shall cure all defaults (except the nonpayment of principal of, premium, if any, and interest (including liquidated damages, if any) on any of the Notes which shall have become due by acceleration) and certain other conditions are met, with certain exceptions, such declaration may be canceled and past defaults may be waived by the holders of a majority of the principal amount of the Notes then outstanding.

     The Indenture provides that any payment of principal, premium, if any, or interest (including liquidated damages, if any) that is not made when due (whether or not such payment is permitted to be made under the subordination provisions described above) will accrue interest, to the extent legally permissible, at the annual rate set forth on the cover page hereof from the date on which such payment was required under the terms of the Indenture until the date of payment.

     The holders of a majority in principal amount of the Notes then outstanding shall have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee, subject to certain limitations specified in the Indenture.

     The Indenture provides that no holder of the Notes may pursue any remedy under the Indenture, except for a default in the payment of principal, premium, if any (including upon redemption), or interest (including liquidated damages, if any), on the Notes, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default, and the holders of at least 25% in principal amount of the outstanding Notes shall have made a written request, and offered reasonable indemnity, to the Trustee to pursue the remedy, and the Trustee shall not have received from the holders of a majority in principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to comply with such request within 60 days after receipt of such request.

MODIFICATION OF THE INDENTURE

     The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of a majority in principal amount of the Notes at the time outstanding, to modify the Indenture or any supplemental indenture or the rights of the holders of the Notes, except that no such modification shall (i) extend the fixed maturity of any Note, reduce the rate or extend the time for payment of interest thereon, reduce the principal amount thereof or premium, if any, thereon, reduce any amount payable upon redemption thereof, change the obligation of the Company to redeem any Note upon the happening of any Fundamental Change in a manner adverse to the holders of the Notes, impair the right of a holder to institute suit for the payment thereof, change the currency in which the Notes are payable, impair the right to convert the Notes into Common Stock subject to the terms set forth in the Indenture, or modify the provisions of the Indenture with respect to the subordination of the Notes in a manner adverse to the holders of the Notes in any material respect, without the consent of each holder of a Note so affected or (ii) reduce the aforesaid percentage of Notes whose holders are required to consent to any such modification of the Indenture or any such supplemental indenture, in each case without the consent of the holders of all of the Notes then outstanding. The Indenture also provides for certain modifications of its terms without the consent of the holders of the Notes.

REGISTRATION RIGHTS OF THE NOTEHOLDERS

     The Company has agreed to file with the Commission a shelf registration statement (of which this Prospectus is a part) (the "Shelf Registration Statement") covering resales by holders of the Notes and the Common Stock issuable upon conversion of the Notes within 90 days after the date of original issuance of the Notes. The Company has agreed to use reasonable efforts to cause the Shelf Registration Statement to become effective as promptly as is practicable and to keep the Shelf Registration Statement effective until the earlier of (i) the sale pursuant to the Shelf Registration Statement of all the securities registered thereunder and (ii) the expiration of the holding period applicable to such securities pursuant to Rule 144(k) under the Securities Act or any successor provision. The Company will be permitted to suspend the use of this Prospectus for a period not to exceed 30 days in any three-month period, or not to exceed an aggregate of 60 days in any 12-month period under certain circumstances relating to pending corporate developments, public filings with the Commission and similar events. The Company has agreed to pay predetermined liquidated damages to those holders of Notes and those holders of Common Stock issued upon conversion of the Notes who have requested to sell pursuant to the Shelf Registration Statement if the Shelf Registration Statement was not timely filed or if the Prospectus is unavailable for periods in excess of those permitted above. The Company has further agreed, if such failure to file or unavailability continues for an additional 30-day period, to pay predetermined liquidated damages to all holders of Notes and all holders of Common Stock issued upon conversion of the Notes, whether or not such holder has requested to sell pursuant to the Shelf Registration Statement. A holder who sells the Notes or the Common Stock issued upon conversion of the Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling stockholder in the related prospectus, deliver a prospectus to purchasers and be bound by those provisions of the Registration Rights Agreement which are applicable to such holder (including certain indemnification provisions). The Company will pay all expenses of the Shelf Registration Statement, provide to each registered holder copies of such prospectus, notify each registered holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit, subject to the foregoing, unrestricted resales of the Notes or the Common Stock.

RULE 144A INFORMATION REQUIREMENT

     The Company has agreed to furnish to the holders or beneficial holders of the Notes or the underlying Common Stock and prospective purchasers of the Notes or the underlying Common Stock designated by the holders of the Notes or the underlying Common Stock, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act until such time as such securities are no longer "restricted securities" within the meaning of Rule 144 under the Securities Act (assuming such securities have not been owned by an affiliate of the Company).

INFORMATION CONCERNING THE TRUSTEE

     State Street Bank and Trust Company of California, N.A., as Trustee under the Indenture, has been appointed by the Company as paying agent, conversion agent, registrar and custodian with regard to the Notes.

ADDITIONAL INFORMATION

        Anyone who receives this Prospectus may obtain copies of the Indenture and the Registration Rights Agreement without charge by writing to Investor Relations, Integrated Process Equipment Corp., 4717 East Hilton Avenue, Phoenix, AZ 85034 or by telephoning (602) 517-7200.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain United States federal income tax considerations relating to the purchase, ownership and disposition of the Notes and of Common Stock into which Notes may be converted, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change. This summary deals only with holders that will hold Notes and Common Stock into which Notes may be converted as "capital assets" (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code")) and does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks, tax-exempt organizations, insurance companies, foreign persons, dealers in securities or currencies, persons that will hold Notes as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes or persons deemed to sell Notes or Common Stock under the recently enacted constructive sale provisions of the Code. This summary discusses the tax considerations applicable to the initial purchasers of the Notes who purchase the Notes at their "issue price" as defined in Section 1273 of the Code and does not discuss the tax considerations applicable to subsequent purchasers of the Notes. The Company has not sought any ruling from the Internal Revenue Service (the "IRS") with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. In addition, the IRS is not precluded from successfully adopting a contrary position. This summary does not consider the effect of any applicable foreign, state, local or other tax laws.

     INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

TAXATION OF INTEREST

     Interest paid on the Notes will be included in the income of a holder as ordinary income at the time it is treated as received or accrued, in accordance with the holder's regular method of tax accounting. Failure of the Company to file or cause to be declared effective a shelf registration statement as described under "Description of Notes--Registration Rights of the Noteholders" may result in the payment of predetermined liquidated damages in the manner described therein, which payments will be treated as additional interest on the Notes. According to Treasury Regulations, the possibility of a change in the interest rate will not affect the amount of interest income recognized by a holder (or the timing of such recognition) if the likelihood of the change, as of the date the Notes are issued, is remote. The Company believes that the likelihood of a change in the interest rate on the Notes is remote and does not intend to treat the possibility of a change in the interest rate as affecting the yield to maturity of any Note. Similarly, the Company intends to take the position that a "Fundamental Change" is remote under the Treasury Regulations, and likewise does not intend to treat the possibility of a "Fundamental Change" as affecting the yield to maturity of any Note.

SALE, EXCHANGE OR REDEMPTION OF THE NOTES

     Upon the sale, exchange or redemption of a Note, a holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued interest income not previously included in income which is taxable as ordinary income) and (ii) such holder's adjusted tax basis in the Note. A holder's adjusted tax basis in a Note generally will equal the cost of the

Note to such holder. Such capital gain or loss will be long-term capital gain or loss if the holder's holding period in the Note is more than one year at the time of sale, exchange or redemption. Under recently enacted legislation, long-term capital gains will generally be subject to a maximum rate of tax of 28% on property held more than one year, and a maximum rate of tax of 20% on property held more than 18 months.

CONVERSION OF THE NOTES

     A holder generally will not recognize any income, gain or loss upon conversion of a Note into Common Stock except to the extent the Common Stock is considered attributable to accrued interest not previously included in income (which is taxable as ordinary income) or with respect to cash received in lieu of a fractional Share of Common Stock. A holder's tax basis in the Common Stock received on conversion of a Note will be the same as such holder's adjusted tax basis in the Note at the time of conversion (reduced by any basis allocable to a fractional share interest), and the holding period for the Common Stock received on conversion will generally include the holding period of the Note converted. However, a holder's tax basis in shares of Common Stock considered attributable to accrued interest as described above generally will equal the amount of such accrued interest included in income, and the holding period for such shares shall begin on the date of conversion.

     Cash received in lieu of a fractional share of Common Stock upon conversion will be treated as a payment in exchange for the fractional share of Common Stock. Accordingly, the receipt of cash in lieu of a fractional share of Common Stock generally will result in capital gain or loss (measured by the difference between the cash received for the fractional share and the holder's adjusted tax basis in the fractional share).

DIVIDENDS

     Dividends paid on the Common Stock generally will be includable in the income of a holder as ordinary income to the extent of the Company's current or accumulated earnings and profits.

     Holders of convertible debt instruments such as the Notes may, in certain circumstances, be deemed to have received constructive distributions where the conversion ratio of such instruments is adjusted. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the debt instruments, however, will generally not be considered to result in a constructive distribution of stock. Certain of the possible adjustments provided in the Notes (including, without limitation, adjustments in respect of taxable dividends to stockholders of the Company) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the holders of Notes might be deemed to have received constructive distributions taxable as dividends.

SALE OF COMMON STOCK

     Upon the sale or exchange of Common Stock, a holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) such holder's adjusted tax basis in the Common Stock. Such capital gain or loss will be long-term capital gain or loss if the holder's holding period in Common Stock is more than one year at the time of the sale or exchange. Under recently enacted legislation, long-term capital gains will generally be subject to a maximum rate of tax of 28% on property held more than one year, and a maximum rate of tax of 20% on property held more than 18 months. A holder's basis and holding period in Common Stock received upon conversion of a Note are determined as discussed above under "Conversion of the Notes."

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

     In general, information reporting requirements will apply to payments of principal, premium, if any, and interest on a Note, payments of dividends on Common Stock, payments of the proceeds of the sale of a Note and payments of the proceeds of the sale of Common Stock, and a 31% backup withholding tax may apply to such payments if the holder either (i) fails to demonstrate that the holder comes within certain exempt categories of holders or (ii) fails to furnish or certify his correct taxpayer identification number to the payor in the manner required, is notified by the IRS that he has failed to report payments of interest and dividends properly, or under certain circumstances, fails to certify that he has not been notified by the IRS that he is subject to backup withholding for failure to report interest and dividend payments. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against such holder's United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

                            SELLING SECURITYHOLDERS

     The following table sets forth information with respect to the Selling Securityholders and the respective principal amounts of Notes beneficially owned by each Selling Securityholder that may be offered pursuant to this Prospectus. Such information has been obtained from the Selling Securityholders. None of the Selling Securityholders has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates, except as noted below.

                                                                                   NUMBER OF SHARES OF
                                                             PRINCIPAL AMOUNT         COMMON STOCK
                                                                 OF NOTES          BENEFICIALLY OWNED
                                                            BENEFICIALLY OWNED        AND OFFERED
                 SELLING SECURITYHOLDER                     AND OFFERED HEREBY        HEREBY (1)(2)
-----------------------------------------------------       ------------------     -------------------
ALLSTATE INSURANCE COMPANY                                           $2,500,000               64,102
AMERICAN INVESTORS LIFE INSURANCE COMPANY, INC.                         950,000               24,358
ARGENT CLASSIC CONVERTIBLE ARBITRAGE FUND (BERMUDA) L.P.              6,500,000              166,666
ARGENT CLASSIC CONVERTIBLE ARBITRAGE FUND L.P.                        1,000,000               25,641
ARKANSAS PERS                                                         1,425,000               36,538
ASSOCIATED ELECTRIC & GAS INSURANCE SERVICES LTD.                       200,000                5,128
BANK OF AMERICA PENSION PLAN                                          1,000,000               25,641
BTI (BANKERS TRUST INTERNATIONAL)                                     4,000,000              102,564
CASTLE CONVERTIBLE FUND, INC.                                           750,000               19,230
CFW-C, L.P.                                                           4,000,000              102,564
CHRISTIAN SCIENCE TRUSTEES FOR GIFTS & ENDOWMENTS                       190,000                4,871
DAVID LIPSCOMB UNIVERSITY GENERAL ENDOWMENT                             130,000                3,333
DECLARATION OF TRUST FOR THE DEFINED BENEFIT PLAN
   OF ICI AMERICAN HOLDINGS, INC.                                       785,000               20,128
DECLARATION OF TRUST FOR THE DEFINED BENEFIT PLAN                       535,000               13,717
   OF ZENEZA HOLDINGS, INC.
DELAWARE PERS                                                         1,225,000               31,410
DELAWARE STATE EMPLOYEES RETIREMENT FUND                              2,575,000               66,025
EMPLOYERS REINSURANCE CORPORATION                                       950,000               24,358
EQUITABLE LIFE ASSURANCE SEPARATE ACCOUNT BALANCES                      325,000                8,333
EQUITABLE LIFE ASSURANCE SEPARATE ACCOUNT CONVERTIBLES                4,155,000              106,538


FIRST CHURCH OF CHRIST, SCIENTIST - ENDOWMENT                           200,000                5,128
THE FRIST FOUNDATION                                                    490,000               12,564
GENERAL MOTORS EMPLOYEES DOMESTIC GROUP PENSION TRUST                 2,892,000               74,153
GENERAL MOTORS EMPLOYEES DOMESTIC GROUP TRUST                         9,200,000              235,897
GENERAL MOTORS FOUNDATION, INC.                                         108,000                2,769
GENERAL MOTORS INVESTMENT MANAGEMENT CORPORATION                      5,300,000              135,897
HAMILTON PARTNERS LIMITED                                             2,500,000               64,102
HAWAIIAN AIRLINES PENSION PLAN-IAM                                       70,000                1,794
HAWAIIAN AIRLINES PENSION PLAN FOR SALARIED EMPLOYEES                    20,000                  512
HAWAIIAN AIRLINES RETIREMENT PLAN FOR PILOTS                            110,000                2,820
HILLSIDE CAPITAL INCORPORATED CORPORATE ACCOUNT                         235,000                6,025
THE HOTEL UNION & INDUSTRY OF HAWAII                                    620,000               15,897
HUDSON RIVER TRUST BALANCED ACCOUNT                                   2,110,000               54,102
HUDSON RIVER TRUST GROWTH & INCOME ACCOUNT                            2,195,000               56,282
HUDSON RIVER TRUST GROWTH INVESTORS                                   1,585,000               40,641
J.M. HULL ASSOCIATES, L.P.                                              250,000                6,410
ICI AMERICAN HOLDINGS TRUST                                             500,000               12,820
THE J.W. MCCONNELL FAMILY FOUNDATION                                    525,000               13,461
KAPIOLANI MEDICAL SYSTEM                                                150,000                3,846
LINCOLN NATIONAL CONVERTIBLE SECURITIES FUND                          1,425,000               36,538
THE LUTHERAN CHURCH-MISSOURI SYNOD                                    1,500,000               38,461
MEMPHIS LIGHT, WATER & GAS RETIREMENT FUND                            1,890,000               48,461
MFS CONVERTIBLE SECURITIES FUND                                           5,000                  128
MFS TOTAL RETURN FUND                                                 1,495,000               38,333
MOTORS INSURANCE CORPORATION                                          1,820,000               46,666
MOTORS INSURANCE CORPORATION                                            700,000               17,948
NALCO CHEMICAL RETIREMENT TRUST                                         230,000                5,897
NEWPORT FALCON FUND III                                                 500,000               12,820
PRIM BOARD                                                            1,930,000               49,487
PUBLIC EMPLOYEES' RETIREMENT ASSOCIATION OF COLORADO                    750,000               19,230
PUTNAM BALANCED RETIREMENT FUND                                         150,000                3,846
PUTNAM CONVERTIBLE INCOME-GROWTH TRUST                                3,030,000               77,692
PUTNAM FUNDS TRUST-PUTNAM HIGH YIELD TOTAL RETURN FUND                   20,000                  512
SALOMON BROTHERS TOTAL RETURN FUND                                      350,000                8,974
ST. ALBANS PARTNERS                                                     500,000               12,820
STARVEST DISCRETIONARY                                                  375,000                9,615
STATE OF OREGON/SAIF CORPORATION                                      4,000,000              102,564
STATE OF OREGON EQUITY                                                4,500,000              115,384
SUMMER HILL GLOBAL PARTNERS L.P.                                         55,000                1,410
THERMO ELECTRON BALANCED INVESTMENT FUND                                700,000               17,948
UNITED NATIONAL INSURANCE                                                70,000                1,794
WALKER ART CENTER                                                       170,000                4,358
WEIRTON TRUST                                                           430,000               11,025
ZENECA HOLDINGS                                                         500,000               12,820
ANY OTHER HOLDER OF NOTES OR FUTURE TRANSFEREE FROM ANY
  SUCH HOLDER (3)(4)                                                 25,650,000              657,692

     TOTAL:                                                         115,000,000            2,948,688


(1)  Includes shares of Common Stock issuable upon conversion of the Notes.

(2) Assumes a conversion price of $39.00 per share, and a cash payment in lieu of any fractional share interest; such conversion price is subject to adjustment as described under "Description of Notes -- Conversion." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of Indenture, fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of fractional shares, if any.

(3) Information concerning other Selling Securityholders will be set forth in Prospectus Supplements from time to time, if required.

(4) Assumes that any other holders of Notes or any future transferee from any such holder does not beneficially own any Common Stock other than the Common Stock issuable upon conversion of the Notes at the initial conversion rate.


     The Notes offered hereby were originally issued by the Company and sold by the Initial Purchasers, in a transaction exempt from the registration requirements of the Securities Act, to persons reasonably believed by such Initial Purchasers to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) or other institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under Regulation D of the Securities
Act). The Selling Securityholders (which term includes their transferees, pledgees, donees or their successors) may from time to time offer and sell pursuant to this Prospectus any or all of the Notes and Common Stock issued upon conversion of the Notes.

     The Selling Securityholders identified above may have sold, transferred or otherwise disposed of, in transactions exempt from the registration requirements of the Securities Act, all or a portion of their notes since the date on which the information in the preceding table is presented. Information concerning the Selling Securityholders may change from time to time and any such changed information will be set forth in supplements to this Prospectus if and when necessary. Because the Selling Securityholders may offer all or some of the Notes that they hold and/or the common stock issuable upon conversion thereof pursuant to the offering contemplated by this Prospectus, no estimate can be given as to the amount of the Notes or the Common Stock issuable upon conversion thereof that will be held by the Selling Securityholders upon the termination of any such sales. In addition, the Selling Securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Notes since the date on which they provided the information regarding their Notes in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution."

     Information concerning the Selling Securityholders may change from time to time and any such changed information will be set forth in supplements to this Prospectus if and when necessary. In addition, the per share conversion price, and therefore the number of shares issuable upon conversion of the Notes, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of Notes and the number of shares of common stock issuable upon conversion thereof offered hereby may increase or decrease.

     From time to time, Morgan Stanley & Co. Incorporated, Hambrecht & Quist LLC, Prudential Securities Incorporated and UBS Securities LLC have provided, and continue to provide, investment banking services to the Company, for which they received or will receive customer fees. None of the other Selling Securityholders has had any position, office or other material relationship with the Company or its affiliates within the last three years.


     The Company will pay the expenses of registering the Notes and Common Stock being sold hereunder.

                              PLAN OF DISTRIBUTION

     The Company will not receive any of the proceeds of the sale of the Notes and Common Stock offered hereby. The Notes and Common Stock may be sold from time to time to purchasers directly by the Selling Securityholders. Alternatively, the Selling Securityholders may from time to time offer the Notes and Common Stock through brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the Notes and Common Stock for whom they may act as agent. The Selling Securityholders and any such brokers, dealers or agents who participate in the distribution of the Notes and Common Stock may be deemed to be "underwriters," and any profits on the sale of the Notes and Common Stock by them and any discounts, commissions or concessions received by any such brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the Selling Securityholders may be deemed to be underwriters, the Selling Securityholders may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

     The Notes and Common Stock offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The Notes and Common Stock may be sold by one or more of the following methods, without limitation: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Notes and Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers;
(d) an exchange distribution in accordance with the rules of such exchange; (e) face-to-face transactions between sellers and purchasers without a broker-dealer; and (f) through the writing of options. At any time a particular offer of the Notes and Common Stock is made, a revised Prospectus or Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount and type of securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions, concessions and other items constituting compensation from the Selling Securityholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such Prospectus Supplement and, if necessary, a post-effective amendment to the Registration Statement of which this Prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Notes and Common Stock. In addition, the Notes and Common Stock covered by this Prospectus may be sold in private transactions or under Rule 144 rather than pursuant to this Prospectus.

     To the best knowledge of the Company, there are currently no plans, arrangement or understandings between any Selling Securityholders and any broker, dealer, agent or underwriter regarding the sale of the Notes and Common Stock by the Selling Securityholders. There is no assurance that any Selling Securityholder will sell any or all of the Notes and Common Stock offered by it hereunder or that any such Selling Securityholder will not transfer, devise or gift such Notes and Common Stock by other means not described herein.

     The Selling Securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Notes and Common Stock by the Selling Securityholders and any other such person. Furthermore, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the Notes and Common Stock to engage in market-making activities with respect to the particular Notes and Common Stock being distributed for a period of up to five business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of the Notes and Common Stock and the ability of any person or entity to engage in market-making activities with respect to the Notes and Common Stock.

     Pursuant to the Registration Rights Agreement entered into in connection with the offer and sale of the Notes by the Company, each of the Company and the Selling Securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

     The Company has agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the Notes and Common Stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

                                 LEGAL MATTERS

     The validity of the issuance of the Notes and the underlying Common Stock offered hereby has been passed upon for the Company by Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California.

                                    EXPERTS

     The consolidated financial statements of Integrated Process Equipment Corp. and subsidiaries as of June 30, 1997 and 1996, and for each of the years in the three-year period ended June 30, 1997, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


     The consolidated statements of operations, changes in stockholders' equity and cash flows of Integrated Process Equipment Corp. and its subsidiaries (for the year ended June 30, 1995) incorporated by reference in this Prospectus from the Company's Annual Report on Form 10-K for the year ended June 30, 1997 have been audited by Richard A. Eisner & Company, LLP, independent auditors, having been so incorporated herein in reliance upon their report given upon the authority of said firm as experts in accounting and auditing.

=============================================================================
     No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, in connection with the offer made by this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the corporation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the corporation since the date hereof. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized to do so or to anyone to whom it is unlawful to make such offer or solicitation in such jurisdiction.


           ---------------
          TABLE OF CONTENTS
           ---------------


                                                 Page
                                                 ----
Available Information...........................   4
Incorporation of Certain Document by Reference..   4
The Offering....................................   6
Risk Factors....................................   7
Ratio of Earnings to Fixed Charges..............  11
Use of Proceeds.................................  11
Description of Notes............................  12
Certain Federal Income Tax Considerations.......  25
Selling Securityholders.........................  28
Plan of Distribution............................  31
Legal Matters...................................  32
Experts.........................................  32

================================================================================

                                  $115,000,000



                              INTEGRATED PROCESS
                                EQUIPMENT CORP.



                               6 1/4% CONVERTIBLE
                             SUBORDINATED NOTES DUE
                               SEPTEMBER 15, 2004
                                      AND
                             COMMON STOCK ISSUABLE
                            UPON CONVERSION THEREOF


                                  ------------

                                   PROSPECTUS

                                  ------------




                                _________, 1998

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities being registered hereby. Normal commission expenses and brokerage fees are payable individually by the Selling Securityholders. All amounts are estimated except the Securities and Exchange Commission registration fee.

                                                       AMOUNT
Securities and Exchange Commission registration fee..  $33,925
Nasdaq Additional Listing Fee........................   17,500
Accounting fees and expenses.........................   10,000
Legal fees and expenses..............................   10,000
Miscellaneous........................................    5,000
                                                       -------
       Total.........................................  $76,425


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Company's Certificate of Incorporation, as amended, and the Bylaws, as amended, provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation law. In addition, the Company has entered into Indemnification Agreements with its officers and directors. The Company also currently maintains an officers' and directors' liability insurance policy which insures, subject to the exclusions and limitations of the policy, officers and directors of the Company against certain liabilities which might be incurred by them solely in such capacities.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


     The following exhibits, filed previously or incorporated by reference herein:

    EXHIBIT
    NUMBER                    EXHIBIT TITLE
    ------                    -------------

   2.1 Stock Purchase Agreement among IPEC, William Reiersgaard and GAARD Automation Inc., dated effective October 30, 1995.
        Incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K for reporting date October 30, 1995 and filed November 14, 1995 (File No. 0-20470).

   2.2  Asset Purchase Agreement between IPEC and Hughes Danbury
        Optical Systems, Inc., dated effective December 29, 1995.
        Incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K for reporting date December 29, 1995 and filed January 13, 1996 (File No. 0-20470).

   4.1 Form of Class C Warrant issued by the Company. Incorporated by reference to Exhibit 10.13 to Amendment No. 1, filed on July 21, 1992 ("IPO Amendment No. 1") to the Company's Registration Statement on Form S-1 (Registration No. 33-44746) (the "IPO Registration Statement").

   4.2  Warrant Agreement dated June 29, 1992 among the Company,
        American Stock Transfer & Trust Company (the "Warrant Agent") and D.H. Blair Investment Banking Corp. ("Blair"). Incorporated by reference to Exhibit 10.14 to IPO Amendment No. 1.

   4.3 Form of Warrant Agreement, dated as of August 13, 1992, between the Company, the Warrant Agent and Blair, including the form of warrants. Incorporated by reference to Exhibit 4.1 to IPO Amendment No. 1.

   4.4 Form of Warrant Agreement, dated as of July 23, 1993, between the Company, the Warrant Agent and Blair. Incorporated by reference to Exhibit 10.16 to the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1993 (File No. 0-20470) (the "1993 Form 10-KSB").

   4.5 Form of Warrant Agreement, dated as of January 26, 1994, between the Company, the Warrant Agent and Blair, including the form of Warrants. Incorporated by reference to Exhibit 4.1 to Amendment No. 2 to the SB-2 Registration Statement, filed on January 18, 1994.

   4.6 Form of Initial Public Offering Unit Purchase Option between the Company and Blair. Incorporated by reference to Exhibit 1.2 to Amendment No. 2 to the IPO Registration Statement, filed
        August 5, 1993.

   4.7 Registration Agreement, dated as of November 22, 1994, by and among the Company and the Exchanging Shareholders (as defined therein). Incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K for reporting date November 22, 1994 and filed December 7, 1994 (File
        No. 0-20470).

   4.8 Registration Rights Agreement, dated as of September 9, 1994, between the Company and Kassner. Incorporated by reference to
        Exhibit 4.12 to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1995 (File No. 0-20470).

   4.9 Stockholders' Agreement, dated as of August 31, 1993 among the Company, Harold C. Baldauf ("HCB") and Janet A. Baldauf
        ("JAB"). Incorporated by reference to Exhibit 10.22 to the 1993 Form 10-KSB.

  4.10  Purchase Agreement, between the Company and Morgan Stanley
        & Co. Incorporated, acting on behalf of MS, Hambrecht & Quist
        LLC, Prudential Securities Incorporated and UBS Securities LLC (collectively, the "Initial Purchasers"), dated September 11, 1997. Incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for reporting date September 30,
        1997 and filed on November 13, 1997.

  4.11 Indenture between the Company and State Street Bank and Trust Company of California, N.A., dated as of September 15, 1997. Incorporated by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for reporting date September 30, 1997 and filed on November 13, 1997.

  4.12 Registration Rights Agreement between the Company and the Initial Purchasers, dated September 15, 1997. Incorporated by reference to Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q for reporting date September 30, 1997 and filed on November 13, 1997.

  4.13 Specimen of 6 1/4% Convertible Subordinated Note due 2004 issued by the Company on September 17, 1997 in the amount of $115,000,000. Incorporated by reference to Exhibit 10.4 to the Company's Quarterly Report on Form 10-Q for reporting date September 30, 1997 and filed on November 13, 1997.

  5.1   Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

10.29   Executive Employment Agreement between the Company and
        Roger D. McDaniel, dated August 13, 1997. Incorporated by reference to Exhibit 10.5 to the Company's Quarterly Report on Form 10-Q for reporting date September 30, 1997 and filed on November 13, 1997.

10.30* Seventh Modification of Loan Agreement between Wells Fargo Bank and the Company, dated September 11, 1997.

12.1*   Computation of Ratio of Earnings to Fixed Charges

23.1    Consent of KPMG Peat Marwick LLP.

23.2    Consent of Richard A. Eisner & Company, LLP.

23.3    Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in
        Exhibit 5.1 above)

24.1*   Power of Attorney.

25.1* Statement of Eligibility and Qualification Under the Trust Indenture Act of 1939 of a Corporation designated to act as Trustee on Form T-1.

27.1    Financial Data Schedule.  Incorporated by reference to Exhibit
        27.1 to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997 (File No. 0-20470) (the "1997 Form 10-K").


_______________________

*  Previously filed with the Commission.

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that such a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to Registration Statement No. 333-42369 to be signed on its behalf by the undersigned, thereunto duly authorized:

                                 INTEGRATED PROCESS EQUIPMENT CORP.
                                 a Delaware Corporation

                                 By:/s/ John S. Hodgson
                                    --------------------
                                    John S. Hodgson
                                    Vice President, Chief Financial Officer,
                                    Treasurer and Secretary (Principal Financial
                                    and Accounting Officer)


                                 Date: February 6, 1998





     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement No. 333-42369 has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature                                 Title                      Date
           *                Chief Executive Officer and        February 6, 1998
--------------------------  Director
Roger D. McDaniel

 /s/ JOHN S. HODGSON        Vice President, Chief Financial    February 6, 1998
--------------------------  Officer, Treasurer and Secretary
John S. Hodgson             (Principal Financial and
                            Accounting Officer)

           *                Chairman of the Board              February 6, 1998
--------------------------
Sanjeev R. Chitre

           *                Director                           February 6, 1998
--------------------------
Harold C. Baldauf

           *                Director                           February 6, 1998
--------------------------
William J. Freschi

           *                Director                           February 6, 1998
--------------------------
Kenneth Levy

*  By: /s/ JOHN S. HODGSON
      ----------------------
      John S. Hodgson
      Attorney-in-Fact

                                 EXHIBIT INDEX

    EXHIBIT
    NUMBER                    EXHIBIT TITLE
    ------                    -------------

   2.1  Stock Purchase Agreement among IPEC, William Reiersgaard and
        GAARD Automation Inc., dated effective October 30, 1995.
        Incorporated by reference to Exhibit 2.1 to the Company's Current
        Report on Form 8-K for reporting date October 30, 1995 and filed
        November 14, 1995 (File No. 0-20470).

   2.2  Asset Purchase Agreement between IPEC and Hughes Danbury
        Optical Systems, Inc., dated effective December 29, 1995.
        Incorporated by reference to Exhibit 2.1 to the Company's Current
        Report on Form 8-K for reporting date December 29, 1995 and filed January 13, 1996 (File No. 0-20470).

   4.1 Form of Class C Warrant issued by the Company. Incorporated by reference to Exhibit 10.13 to Amendment No. 1, filed on July 21,
        1992 ("IPO Amendment No. 1") to the Company's Registration
        Statement on Form S-1 (Registration No. 33-44746)  (the "IPO
        Registration Statement").

   4.2  Warrant Agreement dated June 29, 1992 among the Company,
        American Stock Transfer & Trust Company (the "Warrant Agent") and D.H. Blair Investment Banking Corp. ("Blair"). Incorporated by reference to Exhibit 10.14 to IPO Amendment No. 1.

   4.3 Form of Warrant Agreement, dated as of August 13, 1992, between the Company, the Warrant Agent and Blair, including the form of warrants. Incorporated by reference to Exhibit 4.1 to IPO
        Amendment No. 1.

   4.4 Form of Warrant Agreement, dated as of July 23, 1993, between the Company, the Warrant Agent and Blair. Incorporated by reference to Exhibit 10.16 to the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1993 (File No. 0-
        20470) (the "1993 Form 10-KSB").

   4.5 Form of Warrant Agreement, dated as of January 26, 1994, between the Company, the Warrant Agent and Blair, including the form of Warrants. Incorporated by reference to Exhibit 4.1 to Amendment No. 2 to the SB-2 Registration Statement, filed on
        January 18, 1994.

   4.6 Form of Initial Public Offering Unit Purchase Option between the Company and Blair. Incorporated by reference to Exhibit 1.2 to Amendment No. 2 to the IPO Registration Statement, filed
        August 5, 1993.

   4.7 Registration Agreement, dated as of November 22, 1994, by and among the Company and the Exchanging Shareholders (as defined therein). Incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K for reporting date November 22, 1994 and filed December 7, 1994 (File
        No. 0-20470).

   4.8 Registration Rights Agreement, dated as of September 9, 1994, between the Company and Kassner. Incorporated by reference to
        Exhibit 4.12 to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1995 (File No. 0-20470).

   4.9 Stockholders' Agreement, dated as of August 31, 1993 among the Company, Harold C. Baldauf ("HCB") and Janet A. Baldauf
        ("JAB"). Incorporated by reference to Exhibit 10.22 to the 1993 Form 10-KSB.

  4.10  Purchase Agreement, between the Company and Morgan Stanley
        & Co. Incorporated, acting on behalf of MS, Hambrecht & Quist
        LLC, Prudential Securities Incorporated and UBS Securities LLC (collectively, the "Initial Purchasers"), dated September 11, 1997. Incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for reporting date September 30,
        1997 and filed on November 13, 1997.

  4.11 Indenture between the Company and State Street Bank and Trust Company of California, N.A., dated as of September 15, 1997. Incorporated by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for reporting date September 30, 1997 and filed on November 13, 1997.

  4.12 Registration Rights Agreement between the Company and the Initial Purchasers, dated September 15, 1997. Incorporated by reference to Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q for reporting date September 30, 1997 and filed on November 13, 1997.

  4.13 Specimen of 6 1/4% Convertible Subordinated Note due 2004 issued by the Company on September 17, 1997 in the amount of $115,000,000. Incorporated by reference to Exhibit 10.4 to the Company's Quarterly Report on Form 10-Q for reporting date September 30, 1997 and filed on November 13, 1997.

  5.1   Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

10.29   Executive Employment Agreement between the Company and
        Roger D. McDaniel, dated August 13, 1997. Incorporated by reference to Exhibit 10.5 to the Company's Quarterly Report on Form 10-Q for reporting date September 30, 1997 and filed on November 13, 1997.

10.30* Seventh Modification of Loan Agreement between Wells Fargo Bank and the Company, dated September 11, 1997.

12.1*   Computation of Ratio of Earnings to Fixed Charges

23.1    Consent of KPMG Peat Marwick LLP.

23.2    Consent of Richard A. Eisner & Company, LLP.

23.3    Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in
        Exhibit 5.1 above)

24.1*   Power of Attorney.

25.1* Statement of Eligibility and Qualification Under the Trust Indenture Act of 1939 of a Corporation designated to act as Trustee on Form T-1.

27.1    Financial Data Schedule.  Incorporated by reference to Exhibit
        27.1 to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997 (File No. 0-20470) (the "1997 Form 10-K").


_______________________

*  Previously filed with the Commission.